FIRST AMENDMENT TO CREDIT AGREEMENT

     This First Amendment to Credit Agreement (the "First Amendment") is entered into by and between NAL ACCEPTANCE CORPORATION, a Florida corporation (the "Borrower"), and CONSECO PRIVATE CAPITAL GROUP, INC., an Indiana corporation (the "Lender").

                                    Recitals

     A. Borrower and Lender are parties to a Credit Agreement dated June 23, 1997 (the "Credit Agreement").

     B. The Borrower is facing a material liquidity issue, and desires immediate short term financing from the Lender by increasing the amount of the Loan under the Credit Agreement.

     C. The Lender desires to make such additional loan, provided that certain features of the convertible debentures of Borrower's Parent Corporation be modified in order for Lender, or its affiliates, to consider ownership in the Parent Corporation without being subject to market fluctuations, all as more specifically provided hereinafter.

     D. The terms used in this First Amendment with their initial letters capitalized and which are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

                                    Amendment

     NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants contained herein, and each act done pursuant thereto, the parties hereby agree as follows:

     1. The following definitions hereby supersede and replace the corresponding definitions set forth in Section 1(b) of the Credit Agreement, as follows:

          "Loan" means, collectively, unless the context otherwise requires, the Original Loan in the amount of $5,000,000 advanced by the Lender to the Borrower pursuant to Section 2(a)(i) hereof and the Working Capital Loan in an amount not to exceed $5,000,000 advanced by Lender to Borrower pursuant to Section 2(a)(ii) hereof.

          "Maturity" with respect to the Original Loan means the earlier of (i) December 31, 1997, (ii) the date of an Equity Infusion (other than by Lender or its Affiliates), or (iii) upon a Change in Control of the Parent Corporation; at which time all Advances under the Original Loan shall be due and payable; and with respect to the Working Capital Loan means October 1, 1997.


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          "Note" means, collectively, the promissory notes evidencing the Loan as used in Section 2(a)(i)(C) and Section 2(a)(ii)(C), and any other promissory note made by Borrower payable to Lender as may be outstanding from time to time."

     2. The following definition is hereby added to and included in Section 1(b) of the Credit Agreement in alphabetical order within such section:

          ""Filing Approval" means the expiration of the waiting period under the Hart-Scott-Rodino Act with respect to a filing made by Conseco, Inc. concerning its acquisition of control of the Parent Corporation.

          "Original Loan" means the Loan in the amount of $5,000,000 advanced by the Lender to the Borrower pursuant to Section 2(a)(i) hereof.

          "Working Capital Loan" shall be the loan advanced to Borrower by Lender pursuant to Section 2(a)(ii) hereof."

     3. Section 2(a)(ii) is hereby added to the Credit Agreement as follows:

          "(ii) Working Capital Loan. From the date of the First Amendment and until the close of business on the date of the Filing Approval, the Lender will make Advances in addition to the Original Loan from time to time to the Borrower, in amounts not exceeding the aggregate principal amount at any time outstanding of Five Million Dollars ($5,000,000), upon the terms and conditions hereinafter stated.

          The making of the Advances shall be subject to the further provisions of this Section 2, provided that Advances under the working Capital Loan shall not be subject to the conditions of lending stated in Section 7 and the Officer's Certificate may be subject to Events of Default caused by the financial condition of the Borrower. Each Advance shall be on the terms and subject to the conditions hereinafter stated. After the Filing Approval, the Lender shall not be required to make any further Advances under the Working Capital Loan.

               (A) Interest. The Working Capital Loan shall bear the rate of interest on the Loan set forth in Section 2(a)(i)(A) of this Credit Agreement. After maturity, whether by acceleration or upon Maturity as hereinafter provided, until paid in full, or when and so long as there shall exist any uncured Default, the Working Capital Loan shall bear interest at a rate equal to three percent (3%) per annum of the otherwise applicable rate (calculated on the basis that an entire year's interest is earned in 360 days). Interest shall be due and payable at Maturity on October 1, 1997.


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


               (B) Maturity. The Working Capital Loan and all accrued interest thereon shall be payable in full immediately upon Maturity on October 1, 1997.

               (C) Method of Borrowing. The obligations of the Borrower to repay the Working Capital Loan shall be evidenced by a promissory note attached as Exhibit "C-1" and made a part hereof. The principal amount of the Working Capital Loan outstanding from time to time shall be determined by reference to the books and records of the Lender and all payments by Borrower on account of the Working Capital Loan shall be recorded. Such books and records shall be deemed prima facie to be correct as to such matters absent manifest error. The principal may be prepaid in part or in whole without premium or penalty, provided that such prepayments shall not be re-advanced by Lender.

               (D) Use of Proceeds. The Advances under the Working Capital Loan may only be used by the Borrower to pay working capital expenditures necessary to maintain the operations of the Borrower in the normal course of business, such as payroll expenses, taxes, rent, payments to repossession contractors and utilities, and any other expenses must be approved by the Lender. The Borrower shall provide the Lender with such reports requested by Lender showing the use of Advances."

     4. The Borrower is herewith entering into the Note in the form attached hereto as Exhibit "C-1".

     5. The following Section 2(f) is hereby added to the Credit Agreement immediately following Section 2(e) therein:

                  "(f) Extensions of Loan. If the Filing Approval is obtained prior to the Maturity of the Working Capital Loan, then the Lender may, in its sole discretion and at the request of the Borrower, extend the Maturity of the Original Loan and/or the Working Capital Loan for one or more successive periods of six (6) months each, provided that any such extension must be evidenced by a writing executed on behalf of the Lender. Any such extensions shall be conditioned upon the Borrower having delivered to the Lender on or prior to the applicable Maturity a new promissory note acceptable to the Lender to replace the Existing Note, and any other documents requested by the Lender. Reference is made to that certain Investment Agreement by and between Conseco, Inc., and the Parent Corporation of even date herewith, and the Lender agrees to the renewal obligations in paragraph 4 therein, subject to the terms and conditions of such Agreement."

          6. This First Amendment and the making of the Working Capital Loan is conditioned upon the amendment to the 9% Subordinated Convertible Debenture issued to Beneficial Standard Life Insurance Company in the amount of $5,000,000 and the amendment to the 9% Subordinated Convertible Debenture dated April 23, 1996, issued to Great American Reserve Insurance Company in the amount of $5,000,000, both payable by the Parent Corporation, to provide that the conversion price therein is equal to Thirty-Two Cents (32(cent)) per share effective upon the Filing Approval. In addition, the Parent Corporation shall agree to set the conversion price at Thirty-Two Cents (32(cent)) per share with respect to convertible debentures currently held by Merrill Lynch World Income Fund, Inc., and Merrill Lynch Convertible Fund, Inc., and Thirty Cents (30(cent)) per share for all other convertible debentures as may be acquired by the Lender or its Affiliates from other convertible debenture holders, all as shown on Exhibit "I-1" attached hereto, upon such acquisition and the Filing Approval. The Parent Corporation and its Board of Directors shall consent to the transfer of such debentures to the Lender or its Affiliates and any exercise of the conversion rights therein, and the parties shall promptly file and cooperate in any Hart-Scott Rodino filing deemed necessary by the Lender. The foregoing shall be agreed to by the Parent Corporation pursuant to the Investment Agreement.

     7. The Borrower represents and warrants that to the best of its knowledge, the projections attached hereto as Exhibit "H-1" are accurate and were prepared on the basis of assumptions, data, information, tests or other conditions believed to be valid and accurate.

     8. The Working Capital Loan shall be secured by the Loan Documents which shall remain unamended and in full force and effect. This First Amendment shall not act to release, diminish or in any manner whatsoever, adversely affect the Lender's security interest in, to or against any property of the Borrower created by the Loan Documents, and shall be construed so as to sustain the validity of such security interest. Except as expressly herein provided, the Credit Agreement and this First Amendment shall be interpreted wherever possible in a manner consistent with one another, but in the event of any irreconcilable inconsistency, this First Amendment shall control.

     9. The Borrower shall pay all costs incidental to this First Amendment, including, but not limited to, attorneys' fees and other legal and documentation expenses, and any and all other incidental expenses of the Lender in connection with the amendment of the Credit Agreement as provided herein.

     10. This First Amendment is subject to the Lender receiving contemporaneously (except as indicated below) with the execution of this First Amendment, the following, each duly executed, dated the date of this First Amendment and in form and substance satisfactory to Lender:

          (a) A certified copy of the resolutions of the Board of Directors of the Borrower and the Parent Corporation, authorizing the execution, delivery and performance of this First Amendment and the transactions contemplated thereby to be furnished by noon August 25, 1997;

          (b) Opinion of counsel to the Borrower and Parent Corporation acceptable to Lender to be furnished by noon August 25, 1997;


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


          (c) The Note evidencing the Working Capital Loan; and

          (d) The Investment Agreement required in paragraph 6 of this Agreement.

     11. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same document. This Agreement and all corresponding Loan Documents may be executed by facsimile signatures.


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


     IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed on their behalf all as of the day and year first above written.

                                       NAL ACCEPTANCE CORPORATION



                                       By:
                                           ------------------------------------

                                       Printed:
                                                -------------------------------

                                       Title:
                                              ---------------------------------


                                       CONSECO PRIVATE CAPITAL GROUP, INC.



                                       By:
                                           ------------------------------------
                                           Ngaire E. Cuneo, President


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


                                  EXHIBIT "C-1"

                                                   EXHIBIT "I-1"
                                    List of Other Convertible Debentureholders


  DEBENTURE           ISSUE DATE                 LENDER                        AMOUNT           CONVERSION PRICE
------------        --------------         -------------------               ----------         ----------------
Subordinated        Sept. 12, 1996         Merrill Lynch World               $2,750,000               32'
Convertible                                Income Fund, Inc.
Debenture

Subordinated        Sept. 12, 1996         Merrill Lynch                     $2,250,000               32'
Convertible                                Convertible Fund, Inc.
Debenture

9% Convertible      Nov. 30, 1995          Westminster Capital, Inc.         $1,250,000               30'
Subordinated                               (Belzburg)
Debenture

9% Convertible      Jan. 29, 1996          Michael Karp                      $2,500,000               30'
Subordinated
Debenture

9% Convertible      July 14, 1995          Florence Karp C/F                 $1,000,000               30'
Subordinated                               Penelope & Athena Karp
Debenture                                  (assigned to Michael Karp)

9% Convertible      July 28, 1995          Florence Karp C/F                 $1,000,000               30'
Subordinated                               Penelope & Athena Karp
Debenture                                  (assigned to Michael Karp)

9% Convertible      Aug. 22, 1995          Florence Karp C/F                 $1,000,000               30'
Subordinated                               Penelope & Athena Karp
Debenture                                  (assigned to Michael Karp)


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